Exhibit 5.1

15 December, 2017

Matter No.:825587

Doc Ref: Pl/cc/103832426v1

(852) 2842 9551

Paul.lim@conyersdill.com

Bright Scholar Education Holdings Limited

No.1, Country Garden Road

Beijiao Town, Shunde District

Foshan, Guangdong 528300

China

Dear Sirs,

Re: Bright Scholar Education Holdings Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 15 December, 2017 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 5,263,158 class A common shares, par value US$0.00001 per share of the Company (the “Class A Ordinary Shares”), issuable pursuant to the 2017 Share Incentive Plan of the Company (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan.  We have also reviewed the Memorandum and Articles of Association of the Company, each certified by the Secretary of the Company on 15 December, 2017, written resolutions of its directors dated 10 April, 2017, written resolution of its shareholders dated 10 April, 2017 and written resolutions of its directors dated 14 December, 2017 (the "Resolutions"), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 12 December, 2017 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that there is no provision of any award agreement, incentive share option, restricted shares or restricted share units or otherwise granted pursuant to the Plan which would have any implication in relation to the opinions expressed herein; (g) that, upon the issue of any Class A Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (h) that on the date of issuance of any of the Class A Ordinary Shares, the Company will have sufficient authorised but unissued Class A Ordinary Shares; (i) that on the date of issuing of any Class A Ordinary Shares, the Company is able to pay its liabilities as they become due; and (j) the issue of the Class A Ordinary Shares are made in accordance with the terms and conditions of the Plan.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Class A Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date.  Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.

When issued and paid for in accordance with the terms of the Plan, the Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

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